Exhibit 99.1
United Fire Group, Inc. Reports Second Quarter 2015 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (NASDAQ OMX: UFCS), August 4, 2015 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Three Months Ended June 30, 2015		Six Months Ended June 30, 2015
Operating income(1) per diluted share(2)	$0.57	Operating income(1) per diluted share(2)	$1.50
Net income per diluted share(2)	$0.59	Net income per diluted share(2)	$1.54
Net realized investment gains per share(2)	$0.02	Net realized investment gains per share(2)	$0.04
GAAP combined ratio	97.7%	GAAP combined ratio	93.8%
		Book value per share	$33.21
		Return on equity(3)	9.4%

United Fire Group, Inc. (the “Company”) (NASDAQ OMX: UFCS) today reported consolidated operating income(1) of $0.57 per diluted share for the three-month period ended June 30, 2015 (the "second quarter"), compared to consolidated operating income of $0.35 per diluted share for the same period in 2014. For the six-month period ended June 30, 2015 ("year-to-date"), consolidated operating income was $1.50, compared to consolidated operating income of $0.82 per diluted share for the same period in 2014.

The Company reported consolidated net income, including net realized investment gains and losses, of $15.0 million ($0.59 per diluted share) for the second quarter, compared to consolidated net income of $10.7 million ($0.42 per diluted share) for the same period in 2014. Year-to-date, consolidated net income, including net realized investment gains and losses was $38.7 million ($1.54 per diluted share), compared to $24.0 million ($0.94 per diluted share) for the same period in 2014.

"I'm pleased to report that we remain on track to meet our 2020 Vision objectives," stated Randy A. Ramlo, President and Chief Executive Officer. "Our book of business continues to perform as expected." For the quarter, consolidated net premiums earned increased 13.6 percent due to both prior rate increases in our commercial lines of business and new business, and our total revenues increased 10.0 percent. For the six-month period ended June 30, 2015, consolidated net premiums earned increased 12.0 percent and total revenues increased 8.5 percent. We continue to believe that 2015 will be a milestone year as the Company continues to be on pace to achieve the $1 billion revenue threshold."

____________________________
(1) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measure and ratios derived from this measure because we believe it better represents the normal, ongoing performance of our business. See Supplemental Tables - Financial Highlights for a reconciliation of operating income to net income.
(2) Per share amounts are after tax.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

"Our return on equity improved by 3.4 percentage points compared to June 30, 2014," continued Ramlo. "We diligently strive for an ROE that is on par with our top performing peers."

"Second quarter 2015 was a continuation of solid results recognized in the last couple of quarters," stated Ramlo, "which is an indication to us that the strategies implemented to execute our 2020 Vision are proving successful. We continue to experience improvement in both our underlying underwriting performance and our expense ratio."

The Company recognized consolidated net realized investment gains of $0.8 million during the second quarter, compared to consolidated net realized investment gains of $2.7 million for the same period in 2014.

Consolidated net investment income was $25.8 million for the second quarter, a decrease of 6.6 percent, as compared to net investment income of $27.6 million for the same period in 2014. Year-to-date, consolidated net investment income was $50.2 million, compared to net investment income of $54.4 million for the same period in 2014. The decreases are due to the decline in the reinvestment interest rates from the continued low interest rate environment as well as a lower invested asset base due to decreases in annuity holdings.

Consolidated net unrealized investment gains, net of tax, totaled $132.7 million as of June 30, 2015, a decrease of $16.9 million or 11.3 percent from December 31, 2014. The decrease in net unrealized investment gains resulted from interest rate increases at June 30, 2015.

Total consolidated assets as of June 30, 2015 were $3.9 billion, which included $3.1 billion of invested assets. The Company's book value per share was $33.21, which is an increase of $0.54 per share or 1.7 percent from December 31, 2014 and is primarily attributed to net income of $38.7 million offset by a decrease in net unrealized investment gains of $16.9 million, net of tax, during the first six months of 2015, and shareholder dividends of $10.5 million.

The annualized return on equity was 9.4 percent as of June 30, 2015.

P&C Segment

Net income for the property and casualty insurance segment, including net realized investment gains and losses, totaled $13.3 million ($0.52 per diluted share) for the second quarter, compared to net income of $9.5 million ($0.37 per diluted share) in the same period in 2014. Year-to-date, net income for the property and casualty insurance segment, including realized investment gains and losses, totaled $36.4 million ($1.45 per diluted share), compared to net income of $21.4 million ($0.83 per diluted share) in the same period of 2014.

Net premiums earned increased 11.4 percent to $209.3 million in the second quarter, compared to $187.8 million in the same period of 2014. Year-to-date, net premiums earned increased 11.5 percent to $409.4 million, compared to $367.3 million in the same period of 2014.

"Modest rate increases still obtainable; still exceed loss cost trends."

"Commercial lines renewal pricing increased during the quarter with average percentage increases in the low-single digits on most small and mid-market accounts," stated Ramlo, "but larger accounts have become more competitive."

"The loss ratio on our workers' compensation line of business continues to improve and has benefited from past rate increases and the elimination of poor performing accounts," continued Ramlo. "We have also reduced our percentage of high hazard classes of business, making for less severe losses."

"Personal auto lines renewal pricing increases during the quarter remained at low-single digits," stated Ramlo, "while homeowners pricing experienced average percentage increases in the mid-single digits, especially in areas affected by large convective storms. Competitive market conditions persisted on new business during the quarter."

"Premiums written from new business remained strong," stated Ramlo. "Our success ratio on quoted accounts was down due to increased competition and our willingness to walk away from business inappropriately priced."

"Catastrophes during second quarter were within expectations."

Catastrophe losses totaled $20.2 million ($0.52 per share after tax) for the second quarter, compared to $20.6 million ($0.53 per share after tax) for the same period in 2014. Year-to-date, catastrophe losses totaled $20.4 million ($0.53 per share after tax), compared to $23.9 million ($0.61 per share) for the same period in 2014.

"Catastrophe losses for the second quarter were consistent with our expectations," stated Ramlo. "Catastrophe losses added 9.6 percentage points to the combined ratio and impacted earnings by $0.52 per diluted share. Year-to-date catastrophe losses added 5.0 percentage points to the combined ratio and impacted earnings by $0.53 per share."

"Our expectations for catastrophe losses in any given year is six percentage points of the combined ratio," continued Ramlo. "As a reminder, second and third quarters are more storm- and catastrophe-laden in geographic areas where we conduct much of our business due to spring and summer convective storms and hurricanes."

The property and casualty insurance segment experienced $6.7 million of favorable development in our net reserves for prior accident years during the second quarter, compared to $11.3 million of favorable reserve development in the same period in 2014. Year-to-date, favorable development in our net reserves for prior accident years was $23.4 million, compared to $25.8 million in the same period in 2014. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms. At June 30, 2015, our total reserves are within our actuarial estimates.

The GAAP combined ratio improved by 4.0 percentage points to 97.7 percent for the second quarter, compared to 101.7 percent for the same period of 2014. We attribute this improvement to a lack of catastrophe losses, more adequate pricing of our products, which has improved our underlying underwriting performance, and improvement in our expense ratio.

Expense Levels

The expense ratio for the second quarter was 29.3 percentage points, compared to 29.6 percentage points for the second quarter of 2014.

"As expected, our expense ratio is beginning to improve as we finalize costs associated with our integration of the Mercer Group of companies and other investments in core development and technology," stated Ramlo. "Implementation of our new claims system is now substantially complete. We experienced improvement in the profitability in certain lines of business which led to an increase in the amount of underwriting expenses eligible for deferral in our deferred acquisition costs, and some duplicate costs associated with merger transition have been eliminated. Though we believe our 2015 expense ratio will continue to be higher than our objectives due to increased pension and postretirement benefit costs, the expense ratio should continue to see improvement in 2015."

Life Segment

Net income for the life insurance segment totaled $1.7 million ($0.07 per share) for the second quarter, compared to $1.1 million ($0.05 per share) for the second quarter of 2014. Year-to-date, net income for the life insurance segment totaled $2.3 million ($0.09 per share) compared to $2.7 million ($0.11 per share). The increase in net income for the quarter is primarily due to an increase in net premiums earned from sales of single premium whole life policies and a decline in the amount of expense associated with the payment of interest to policyholders on annuity accounts.

Net premiums earned increased 42.6 percent to $20.0 million for the second quarter, compared to $14.0 million for the second quarter of 2014. Year-to-date, net premiums earned increased to $33.0 million, compared to $27.8 million for the same period in 2014. The increase was primarily due to an increase in sales of single premium whole life policies.

Net investment income decreased 13.3 percent to $13.7 million for the second quarter, compared to $15.8 million for the second quarter of 2014. Year-to-date, net investment income decreased 13.0 percent to $27.3 million, compared to $31.4 million for the same period in 2014. The decrease is due to a continuation of the low interest rate environment and a lower asset base due to declining annuity deposits.

Losses and loss settlement expenses increased $0.1 million for the second quarter, compared to the same period in 2014, due to corresponding increases in death benefits paid. Fluctuations in the timing of death benefits occur from quarter-to-quarter and year-to-year.

The increase in liability for future policy benefits deteriorated during second quarter and the six-month period ended June 30, 2015, by $4.0 million and $3.8 million, respectively, compared to the same periods in 2014 due to an increase in the number of single premium whole life policies issued.

Deferred annuity deposits decreased 68.1 percent and 49.5 percent, respectively, for the three- and six-month periods ended June 30, 2015 compared to the same period of 2014, due to gradual lowering of the credited rate offered on our deferred annuity products during the low interest rate environment.

Net cash outflow related to our annuity business was $44.2 million for the second quarter compared to a net cash outflow of $15.7 million in the same period in 2014. We attribute this to the interest rate activity previously described.

Capital Management

During the second quarter, we declared and paid a $0.22 per share cash dividend to shareholders of record on June 2, 2015. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase the Company's common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. We are authorized by the Board of Directors to purchase an additional 1,558,577 shares of common stock under our share repurchase program, which expires in August 2016. During the second quarter, 12,068 shares were repurchased under the program at a total cost of $0.4 million and an average share price of $29.84. Year-to-date, we have purchased 49,705 shares of our common stock for $1.4 million, at an average cost of $29.04 per share.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Daylight Time on August 4, 2015 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's 2015 second quarter results and its expectations for 2015.

Teleconference: Dial-in information for the call is toll-free 1-888-317-6016 (international dial-in is 1-412-317-6016). The event will be archived and available for digital replay through August 18, 2015. The replay access information is toll-free 1-877-344-7529; conference ID no. 10069165.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at http://ir.unitedfiregroup.com/events.cfm. The archived audio webcast will be available until August 18, 2015.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,100 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com or contact:

Anita Novak, Assistant Vice President - Investor Relations, 319-399-5251 or alnovak@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intends(s),” “plan(s),” “believe(s)” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” "remain on track," "optimistic," “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item IA “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission ("SEC") on March 2, 2015. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Tables

Financial Highlights
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Per Share Data and Ratios)	2015	2014	Change %	2015	2014	Change %
Revenue Highlights
Net premiums earned	$229,225	$201,827	13.6%	$442,396	$395,168	12.0%
Net investment income	25,792	27,603	(6.6)%	50,155	54,365	(7.7)%
Total revenues	255,918	232,673	10.0%	494,402	455,577	8.5%
Income Statement Data
Operating income	14,519	8,925	62.7%	37,621	20,830	80.6%
After-tax net realized investment gains	499	1,760	(71.6)%	1,076	3,186	(66.2)%
Net income	$15,018	$10,685	40.6%	$38,697	$24,016	61.1%
Diluted Earnings Per Share Data
Operating income	$0.57	$0.35	62.9%	$1.50	$0.82	82.9%
After-tax net realized investment gains	0.02	0.07	(71.4)%	0.04	0.12	(66.7)%
Net income	$0.59	$0.42	40.5%	$1.54	$0.94	63.8%
Catastrophe Data
Pre-tax catastrophe losses	$20,170	$20,603	(2.1)%	$20,381	$23,878	(14.6)%
Effect on after-tax earnings per share	0.52	0.53	(1.9)%	0.53	0.61	(13.1)%
Effect on combined ratio	9.6%	11.0%	(12.7)%	5.0%	6.5%	(23.4)%

Favorable reserve development experienced on prior accident years	$6,701	$11,264	(40.5)%	$23,443	$25,767	(9.0)%

Combined ratio	97.7%	101.7%	(4.0)%	93.8%	100.7%	(6.9)%
Return on equity				9.4%	6.0%	57.1%
Cash dividends declared per share	$0.22	$0.20	10.0%	$0.42	$0.38	10.5%
Diluted weighted average shares outstanding	25,287,630	25,556,627	(1.1)%	25,132,339	25,591,258	(1.8)%

Consolidated Income Statement
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2015	2014	2015	2014
Revenues
Net premiums written(1)	$262,692	$236,050	$495,103	$449,240
Net premiums earned	$229,225	$201,827	$442,396	$395,168
Investment income, net of investment expenses	25,792	27,603	50,155	54,365
Net realized investment gains	769	2,708	1,656	4,902
Other income	132	535	195	1,142
Total Revenues	$255,918	$232,673	$494,402	$455,577

Benefits, Losses and Expenses
Losses and loss settlement expenses	$150,362	$142,716	$276,771	$267,953
Increase in liability for future policy benefits	12,096	8,077	19,719	15,898
Amortization of deferred policy acquisition costs	44,357	40,196	86,829	79,730
Other underwriting expenses	23,546	20,776	47,080	47,204
Interest on policyholders’ accounts	6,024	7,852	12,639	15,839
Total Benefits, Losses and Expenses	$236,385	$219,617	$443,038	$426,624

Income before income taxes	19,533	13,056	51,364	28,953
Federal income tax expense	4,515	2,371	12,667	4,937
Net income	$15,018	$10,685	$38,697	$24,016
(1) Data prepared in accordance with statutory accounting principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Consolidated Balance Sheet
	June 30, 2015	December 31, 2014
(In Thousands)
Total invested assets:
Property and casualty segment	$1,581,176	$1,554,637
Life insurance segment	1,555,690	1,616,324
Total cash and investments	3,230,248	3,261,535
Total assets	3,891,483	3,856,689
Future policy benefits and losses, claims and loss settlement expenses	$2,388,462	$2,417,201
Total liabilities	3,059,543	3,039,274
Net unrealized investment gains, after-tax	$132,714	$149,623
Total stockholders’ equity	831,940	817,415

Property and casualty insurance statutory capital and surplus(1)(2)	$705,414	$685,866
Life insurance statutory capital and surplus(2)	156,657	155,667
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) Data prepared in accordance with statutory accounting principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Property & Casualty Insurance Financial Results
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Ratios)	2015	2014	2015	2014
Revenues
Net premiums written(1)	$242,740	$222,061	$462,118	$421,390
Net premiums earned	$209,266	$187,832	$409,403	$367,326
Investment income, net of investment expenses	12,119	11,838	22,866	23,001
Net realized investment gains (losses)	(177)	2,337	(416)	3,704
Other income	—	315	—	795
Total Revenues	$221,208	$202,322	$431,853	$394,826

Benefits, Losses and Expenses
Losses and loss settlement expenses	$143,053	$135,493	$262,391	$254,149
Amortization of deferred policy acquisition costs	42,649	38,502	83,458	76,378
Other underwriting expenses	18,716	17,104	38,120	39,364
Total Benefits, Losses and Expenses	$204,418	$191,099	$383,969	$369,891

Income before income taxes	$16,790	$11,223	$47,884	$24,935
Federal income tax expense	3,493	1,683	11,484	3,584
Net income	$13,297	$9,540	$36,400	$21,351

GAAP combined ratio:
Net loss ratio - excluding catastrophes	58.8%	61.1%	59.1%	62.7%
Catastrophes - effect on net loss ratio	9.6	11.0	5.0	6.5
Net loss ratio	68.4%	72.1%	64.1%	69.2%
Expense ratio	29.3	29.6	29.7	31.5
Combined ratio	97.7%	101.7%	93.8%	100.7%

Statutory combined ratio:(1)
Net loss ratio - excluding catastrophes	58.9%	61.9%	59.2%	63.2%
Catastrophes - effect on net loss ratio	9.6	11.0	5.0	6.5
Net loss ratio	68.5%	72.9%	64.2%	69.7%
Expense ratio	29.1	30.0	30.2	30.9
Combined ratio	97.6%	102.9%	94.4%	100.6%
(1) Data prepared in accordance with statutory accounting principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Life Insurance Financial Results
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2015	2014	2015	2014
Revenues
Net premiums written(1)	$19,952	$13,989	$32,985	$27,850
Net premiums earned	$19,959	$13,995	$32,993	$27,842
Investment income, net of investment expenses	13,673	15,765	27,289	31,364
Net realized investment gains	946	371	2,072	1,198
Other income	132	220	195	347
Total Revenues	$34,710	$30,351	$62,549	$60,751

Benefits, Losses and Expenses
Losses and loss settlement expenses	$7,309	$7,223	$14,380	$13,804
Increase in liability for future policy benefits	12,096	8,077	19,719	15,898
Amortization of deferred policy acquisition costs	1,708	1,694	3,371	3,352
Other underwriting expenses	4,830	3,672	8,960	7,840
Interest on policyholders’ accounts	6,024	7,852	12,639	15,839
Total Benefits, Losses and Expenses	$31,967	$28,518	$59,069	$56,733

Income before income taxes	$2,743	$1,833	$3,480	$4,018
Federal income tax expense	1,022	688	1,183	1,353
Net income	$1,721	$1,145	$2,297	$2,665
(1) Net premiums written is a financial measure prepared in accordance with statutory principles, which is a comprehensive basis of accounting other than U.S. GAAP.

Net Premiums Written by Line of Business
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
(In Thousands)
Net Premiums Written
Commercial lines:
Other liability(1)	$75,775	$68,389	$144,282	$128,264
Fire and allied lines(2)	56,547	52,128	109,314	100,057
Automobile	53,797	48,244	100,862	89,941
Workers’ compensation	25,878	24,288	53,156	51,144
Fidelity and surety	7,103	6,367	11,907	10,656
Miscellaneous	726	770	1,451	1,543
Total commercial lines	$219,826	$200,186	$420,972	$381,605

Personal lines:
Fire and allied lines(3)	$11,551	$11,443	$21,321	$21,288
Automobile	6,213	5,966	12,280	11,883
Miscellaneous	283	269	538	507
Total personal lines	$18,047	$17,678	$34,139	$33,678
Reinsurance assumed	4,867	4,197	7,007	6,107
Total	$242,740	$222,061	$462,118	$421,390
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended June 30,	2015			2014
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$63,466	$36,122	56.9%	$55,891	$24,192	43.3%
Fire and allied lines	49,708	40,366	81.2	44,467	42,840	96.3
Automobile	45,447	37,928	83.5	40,391	29,353	72.7
Workers' compensation	23,263	10,423	44.8	20,996	16,129	76.8
Fidelity and surety	4,566	894	19.6	4,099	1,308	31.9
Miscellaneous	675	123	18.2	683	(1)	(0.1)
Total commercial lines	$187,125	$125,856	67.3%	$166,527	$113,821	68.3%

Personal lines
Fire and allied lines	$10,996	$9,066	82.4%	$11,070	$13,530	122.2%
Automobile	5,967	4,658	78.1	5,791	6,672	115.2
Miscellaneous	253	(99)	(39.1)	247	(17)	(6.9)
Total personal lines	$17,216	$13,625	79.1%	$17,108	$20,185	118.0%
Reinsurance assumed	$4,925	$3,572	72.5%	$4,197	$1,487	35.4%
Total	$209,266	$143,053	68.4%	$187,832	$135,493	72.1%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Six Months Ended June 30,	2015			2014
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$123,973	$68,679	55.4%	$109,044	$54,862	50.3%
Fire and allied lines	97,819	69,068	70.6	87,354	77,498	88.7
Automobile	89,126	71,262	80.0	78,841	51,601	65.4
Workers' compensation	46,503	21,810	46.9	42,026	34,338	81.7
Fidelity and surety	9,321	2,625	28.2	8,559	995	11.6
Miscellaneous	1,349	124	9.2	1,347	10	0.7
Total commercial lines	$368,091	$233,568	63.5%	$327,171	$219,304	67.0%

Personal lines
Fire and allied lines	$21,906	$15,069	68.8%	$22,102	$20,385	92.2%
Automobile	11,798	7,855	66.6	11,472	10,966	95.6
Miscellaneous	499	112	22.4	491	88	17.9
Total personal lines	$34,203	$23,036	67.4%	$34,065	$31,439	92.3%
Reinsurance assumed	$7,109	$5,787	81.4%	$6,090	$3,406	55.9%
Total	$409,403	$262,391	64.1%	$367,326	$254,149	69.2%